September 6, 2006

U.S. Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549

Re: UraniumCore

We have read the statements under Item 4.01 of the Form 8-K report dated August 15, 2006 regarding our firm. We agree with the statements reported therein under section A and have no basis to disagree with statements reported under section B.

Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas